EXHIBIT 99.1

Eau Claire, WI
April 18, 2006

      Today TenderCare International, Inc. announced that it would remain a public company. The Company stated that its board of directors had elected to terminate plans to engage in a 1:25,000 reverse stock split of its common stock, $0.01 par value per share. Under the terms of the transaction, initially announced on June 10, 2005, holders of fractional shares in the reverse split would receive cash in the amount of $0.237 for such fractional shares. If consummated, the transaction would have reduced the number of Company shareholders below 300 and made the Company eligible to terminate its registration under the Securities Exchange Act of 1934, as amended.

      Among other things, the Company cited the need to redirect management's focus from the transaction to implementing the Company's strategic plan and improving the Company's performance. The Company also cited the costs of consummating the transaction as a reason for the board of directors' decision to continue as a public company. "We are committed to deploying our financial and human capital to improving the bottom line of our business and the return to our shareholders," said Mr. Edward Reiss, the Company Co-Chief Executive Officer.

      As a public company, the Company will continue to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the reporting requirements of the Exchange Act.

Statements made in this press release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward-looking statement.